EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and between

PAVILION BANCORP, INC.
(Seller)

and

DEARBORN BANCORP, INC. (Buyer)

dated as of July 16, 2004

STOCK PURCHASE AGREEMENT
TABLE OF CONTENTS

ARTICLE I			1

ARTICLE II			4
	2.1	Sale of Stock	4
	2.2	Closing	4
	2.3	Closing Deliveries	5
	2.4	Further Assurances	5

ARTICLE III			5
	3.1	Capital Structure	6
	3.2	Organization, Standing, and Authority of the Bank	6
	3.3	No Subsidiaries	6
	3.4	Deposit Insurance	7
	3.5	Authorized and Effective Agreement; No Conflicts	7
	3.6	Regulatory Reports	8
	3.7	Financial Statements	8
	3.8	Material Adverse Changes; Interim Events	8
	3.9	Tax Matters	8
	3.10	Legal Proceedings	9
	3.11	Compliance with Laws	9
	3.12	Employee Benefit Plans	10
	3.13	Certain Contracts	11
	3.14	Brokers and Finders	12
	3.15	Insurance	13
	3.16	Properties	13
	3.17	Labor and Employment	14
	3.18	Allowance for Loan Losses; Loan Guarantees	14
	3.19	Material Interests of Certain Persons	14
	3.20	No Undisclosed Liabilities	14
	3.21	Loan Portfolio	15
	3.22	Investment Portfolio	15
	3.23	Interest Rate Risk Management Instruments	15
	3.24	Community Reinvestment Act Compliance	15
	3.25	Intellectual Property	16
	3.26	Contracts and Commitments	16
	3.27	Retiree Benefits	16
	3.28	Employment, Severance and Change in Control Agreements	16

ARTICLE IV			17
	4.1	Organization, Standing, and Authority of Buyer	17
	4.2	Authorized and Effective Agreement	17
	4.3	Compliance with Laws	18
	4.4	Material Adverse Change	18
	4.5	Legal Proceedings	18
	4.6	Brokers and Finders	19

ARTICLE V			19
	5.1	Reasonable Best Efforts	19
	5.2	Regulatory Matters	19
	5.3	Investigation and Confidentiality	20
	5.4	Press Releases	20
	5.5	Business of the Parties	21
	5.6	Current Information; Supplements to Disclosure Schedule	23
	5.7	Continuing Indemnification of Bank's Officers and Directors	24
	5.8	Transaction Expenses	24
	5.9	Employees and Employee Benefit Plans	25
	5.10	Integration of Data Processing	25
	5.11	Loan Participation	26

ARTICLE VI			26
	6.1	Conditions Precedent - Buyer and Seller	26
	6.2	Conditions Precedent - Seller	27
	6.3	Conditions Precedent - Buyer	27

ARTICLE VII			29
	7.1	Termination	29
	7.2	Effect of Termination	29
	7.3	Waiver	30
	7.4	Amendment or Supplement	30

ARTICLE VIII			30
	8.1	Non Survivability of Representations and Warranties	30
	8.2	Entire Agreement	30
	8.3	No Assignment	30
	8.4	Notices	31
	8.5	Interpretation	31
	8.6	Counterparts	32
	8.7	Governing Law	32
	8.8	Severability	32

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT is entered into by and between PAVILION BANCORP, INC., a Michigan corporation and a registered bank holding company, and DEARBORN BANCORP, INC., a Michigan corporation and a registered bank holding company.

        WHEREAS, Seller owns all of the issued and outstanding capital stock of the Bank of Washtenaw, a Michigan banking corporation; and

        WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the stock of the Bank of Washtenaw, pursuant to the terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of such inducements and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

        The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

        “Agreement” shall mean this Agreement, dated as of July 16, 2004, between Buyer and Seller, including the Disclosure Schedule.

        “Bank” shall mean the Bank of Washtenaw, a Michigan banking corporation.

        “Bank Employee Plans” shall mean all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus, or group insurance contract, or any other incentive, health and welfare, or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Bank, whether written or oral.

        “Bank Financial Statements” shall mean the financial information included in filings (including Call Reports) made by the Bank with any Regulatory Authority (including related notes and schedules, if any) related to the Bank’s financial condition or results of operation (i) as of June 30, 2004; December 31, 2003; and December 31, 2002; (ii) for the years ended December 31, 2003, and December 31, 2002; and (iii) for the six (6) month period ended June 30, 2004.

        “Buyer” shall mean Dearborn Bancorp, Inc., a Michigan corporation.

        “Call Report Instructions” shall mean the Reports of Condition and Income Instruction Book, as updated, and related supplemental instructions and guidelines issued by the Regulatory Authorities.

        “Closing” shall mean the closing of the sale of Stock pursuant to this Agreement.

        “Closing Date” shall mean the date on which the Closing occurs.

        “Code” shall mean the Internal Revenue Code of 1986, as amended.

        “Commissioner” means the Commissioner of the Michigan Office of Financial and Insurance Services.

        “CRA” shall mean the Community Reinvestment Act.

        “Disclosure Schedule” shall mean the schedule provided by Seller to Buyer on or prior to the date of this Agreement, as the same may be updated and/or amended pursuant to the terms and conditions of this Agreement.

        “DOJ” shall mean the United States Department of Justice.

        “Environmental Claim” shall mean any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

        “Environmental Laws” shall mean any federal, state, or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation, or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of Materials of Environmental Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601, et seq); the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901, et seq); the Clean Air Act, as amended (42 U.S.C. §7401, et seq); the Federal Water Pollution Control Act, as amended (33 U.S.C. §1251, et seq); the Toxic Substances Control Act, as amended (15 U.S.C. §9601, et seq); the Emergency Planning and Community Right to Know Act, as amended (42 U.S.C. §1101, et seq); the Safe Drinking Water Act, as amended (42 U.S.C. §300f, et seq); and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

        “FDIC” shall mean the Federal Deposit Insurance Corporation.

        “FHLB” shall mean the Federal Home Loan Bank of Indianapolis.

        “FRS” shall mean the Board of Governors of the Federal Reserve System.

        “Governmental Entity” shall mean any federal or state court, administrative agency, commission, or other governmental authority or instrumentality.

        “Include” (whether or not capitalized) shall mean “include without limitation.”

        “Indemnified Parties” is defined in Section 5.7.

        “Intellectual Property” shall mean trademarks, service marks, logos, trade names and corporate names and registrations and applications for the registration thereof, copyrights and registrations and applications for the registration thereof, computer software, data and documentation, trade secrets and confidential business information (including financial, market, business, pricing, and cost information, and including business and marketing plans and customer and supplier lists and information), other proprietary rights, and copies and tangible embodiments thereof (in whatever form or medium).

        “IRS” shall mean the Internal Revenue Service or any successor thereto.

        “Material Adverse Effect” shall mean, with respect to any Party, any effect that is material and adverse to the financial condition, results of operations, business, and/or prospects of that Party and its Subsidiaries taken as whole, or that materially impairs the ability of any Party to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in accounting and/or reporting standards or requirements that are generally applicable to the banking industry, (b) expenses incurred in connection with the transactions contemplated by this Agreement, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party in contemplation of the transactions contemplated by this Agreement, or (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

        “Material” or “Material Liability” shall mean any event or occurrence that is adverse to the financial condition or results of operations of any Party which aggregate effect would be greater than $100,000.

        “Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

        “MBCA” shall mean the Michigan Business Corporation Act, as amended.

        “MB Code” shall mean the Michigan Banking Code of 1999, as amended.

        “Party” shall mean each of Buyer and Seller.

        “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

        “Purchase Price” shall mean Fifteen Million Dollars ($15,000,000).

        “Regulatory Authority” shall mean, collectively, the DOJ, FRS, FDIC, and the Commissioner.

        “Requisite Regulatory Approvals” shall mean all consents and approvals required from all Regulatory Authorities or other Governmental Entities having jurisdiction over the Parties as shall be necessary for the completion of the transactions contemplated by this Agreement and the continuation by Buyer after the Closing of the business of the Bank, as such business is carried on immediately prior to the Closing.

        “Rights” shall mean warrants, options, rights, convertible securities, and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

        “SEC” shall mean the Securities and Exchange Commission.

        “Seller” shall mean Pavilion Bancorp, Inc., a Michigan corporation.

        “Stock” shall mean all of the issued and outstanding shares of capital stock of the Bank.

        “Subsidiary” and “Significant Subsidiary” shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

ARTICLE II
SALE OF THE STOCK

2.1	Sale of Stock

        Subject  to the terms and conditions of this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Stock, free and clear of all liens, charges, security interests, options, proxies, voting trusts and agreements, and other encumbrances and restrictions, except as otherwise provided in Section 3807 of the MB Code and in 12 U.S.C. § 1831o. In consideration for the sale of the Stock by Seller, at the Closing, Buyer shall pay to Seller the Purchase Price, in immediately available funds by wire transfer to an account designated by Seller.

2.2	Closing

        The Closing shall occur at a time and place selected by Buyer, but in no event later than fifteen (15) days after the receipt of all Requisite Regulatory Approvals and the expiration of all required waiting periods imposed by any Regulatory Authority in connection with the Requisite Regulatory Approvals. The Parties shall use their respective best efforts to cause the Closing to occur on or prior to October 31, 2004.

2.3	Closing Deliveries

(a) On or prior to the Closing Date, Buyer shall deliver all of the following to Seller:

(i) the Purchase Price;

(ii) the certificates required pursuant to Sections 6.2(c) and (d); and

(iii) such other documents and instruments as Seller reasonably requests to effect the transactions contemplated by this Agreement.

(b) On or prior to the Closing Date, Seller shall deliver all of the following to Buyer:

(i) one or more stock certificates representing all of the shares of Stock, duly endorsed for transfer or accompanied by duly executed stock powers, conveying such shares from Seller to Buyer effective as of the Closing Date;

(ii) the original minute book, stock transfer records, corporate seal, and other materials related to the administration and corporate record keeping of the Bank;

(iii) the certificates required pursuant to Sections 6.3(c) and (d) and the legal opinion required pursuant to Section 6.3(e); and

(iv) such other documents and instruments as Buyer reasonably requests to effect the transactions contemplated by this Agreement.

2.4	Further Assurances

        If, at any time after the Closing, Buyer shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in Buyer right, title, or interest in or to the Stock, or (ii) otherwise carry out the purposes of this Agreement, Seller and its proper officers and directors shall, at Buyer’s expense, execute and deliver all such proper assignments and assurances in law and do all acts necessary or proper to vest, perfect, or confirm title to and possession of the Stock in Buyer and otherwise to carry out the purposes of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby makes the representations and warranties set forth in this Article III to Buyer. Each representation and warranty made by Seller in this Agreement shall be subject to each item set forth in the Disclosure Schedule. The inclusion of an item in the Disclosure Schedule shall not be deemed an admission by Seller that such item represents a material fact, event, or circumstance or would or is likely to result in a Material Adverse Effect on the Bank.

3.1	Capital Structure

        The authorized capital stock of the Bank consists of two hundred thousand (200,000) shares of common stock, Ten Dollars ($10) par value per share, which is the only class of capital stock that the Bank is authorized to issue. The Stock consists of two hundred thousand (200,000) shares of the Bank’s common stock, Ten Dollars ($10) par value per share. Seller owns all of the Stock. There are no other shares of stock of the Bank outstanding. Except as otherwise provided in Section 3807 of the MB Code and 12 U.S.C. § 1831o, all of the shares of Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the shares of Stock have been issued in violation of the preemptive rights of any person, firm, or entity. Seller owns all of the shares of Stock free and clear of any and all liens, charges, security interests, options, proxies, voting trusts and agreements, and other encumbrances and restrictions, except as otherwise provided in Section 3807 of the MB Code and 12 U.S.C. § 1831o. There are no Rights authorized, issued, or outstanding with respect to the capital stock of the Bank as of the date of this Agreement. The Bank has not established a record date for any stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction that has not become effective prior to the date of this Agreement. The Bank has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any of its securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

3.2	Organization, Standing, and Authority of the Bank

        The Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. The Bank is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The Bank has delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of the Bank as in effect as of the date of this Agreement. The minute books and other corporate books and records of the Bank, as previously made available to Buyer (and as shall be delivered to Buyer at Closing), are true, correct, and complete in all material respects. The Bank is a member of the FRS.

3.3	No Subsidiaries

        The Bank does not own any Subsidiaries. Except for (x) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (y) securities and other interests set forth on Schedule 3.3, the Bank does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture, or other organization, other than investment securities representing not more than 5% of any entity.

3.4	Deposit Insurance

        All eligible accounts of the Bank are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law.

3.5	Authorized and Effective Agreement; No Conflicts

(a) Seller has all requisite power and authority to enter into this Agreement and (subject to receipt of all Requisite Regulatory Approvals) to perform all of its obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been approved by the Board of Directors of Seller and have been duly authorized and approved by all necessary corporate action in respect thereof on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution, and delivery by Buyer, constitutes a legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions or by the appointment of a conservator by any Regulatory Authority.

(b) Neither the execution and delivery of this Agreement, nor completion of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Seller or the Bank, (ii) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any property or asset of Seller or the Bank pursuant to any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Seller or the Bank is a party, or by which any of their respective properties or assets may be bound or affected, (iii) subject to receipt of all Requisite Regulatory Approvals, violates any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or the Bank, or (iv) result in the termination or any impairment of any permit, license, franchise, contractual right, or other authorization maintained or required to be maintained by the Bank.

(c) Except for the Requisite Regulatory Approvals, and consents referenced on Schedule 3.5(c), no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Seller in connection with (x) the execution and delivery by Seller of this Agreement, or (y) the completion of the transactions contemplated by this Agreement.

(d) As of the date of this Agreement, Seller is not aware of any reasons relating to Seller or the Bank (including CRA compliance) why all Requisite Regulatory Approvals shall not be procured free of any conditions or requirements which could materially impair the value of the Bank to Buyer.

3.6	Regulatory Reports

        The Bank has duly filed with each Regulatory Authority and any other applicable Governmental Entity all reports, notices, and other documents required to be filed under applicable laws and regulations, except to the extent that all failures to so file any such reports, notices, or other documents, in the aggregate, would not have a Material Adverse Effect on the Bank. All such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of the Bank by the appropriate Regulatory Authorities on February 10, 2003, the Bank was not required to correct or change any action, procedure, or proceeding which Seller believes has not been corrected or changed as required.

3.7	Financial Statements

        Except as stated therein, the Bank Financial Statements (i) are true, complete, and correct in all material respects, (ii) have been prepared in conformity, in all material respects, with the Call Report Instructions, and (iii) fairly present the financial position and results of operations of the Bank on the dates and for the periods indicated therein. The Bank Financial Statements do not include any material assets or omit to state any material liability or other facts, the inclusion or omission of which renders the Bank Financial Statements, in light of the circumstances under which they were made, misleading in any material respect. Any audits of the Bank have been conducted, in all material respects, in accordance with generally accepted auditing standards. The books and records of the Bank have been maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities, and affairs of the Bank.

3.8	Material Adverse Changes; Interim Events

        Except for the transactions contemplated by this Agreement, since December 31, 2003, (i) the Bank has conducted its business in the ordinary and usual course, and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Bank.

3.9	Tax Matters

(a) The Bank has timely filed all federal, state, and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property, and other tax returns, including the Michigan Single Business Tax returns, required by applicable law to be filed by it (including estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and has paid, or where payment is not required to have been made, has set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Closing, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Closing. The Bank will not have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

(b) All federal, state, and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property, and other tax returns filed by the Bank are complete and accurate in all material respects. The Bank is not delinquent in the payment of any tax, assessment, or governmental charge and has not requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof. There are currently no agreements in effect with respect to the Bank to extend the period of limitations for the assessment or collection of any tax. As of the date of this Agreement, no audit, examination, or deficiency or refund litigation with respect to any such return is pending or, to the best of Seller’s knowledge, threatened.

(c) The Bank (i) is not a party to any agreement providing for the allocation or sharing of taxes, (ii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Bank (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method), and (iii) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.10	Legal Proceedings

        There are no actions, suits, claims, governmental investigations, or proceedings instituted, pending or, to Seller’s knowledge, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against the Bank or against any asset, interest, or right of the Bank, or against any officer, director, or employee of the Bank (with respect to such person’s employment by or other association with the Bank). The Bank is not a party to any order, judgment, or decree that is reasonably likely to have a Material Adverse Effect on the Bank.

3.11	Compliance with Laws

(a) The Bank has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and will not be adversely affected by virtue of the completion of the transactions contemplated by this Agreement. To Seller’s knowledge, no suspension or cancellation of any of the same is threatened.

(b) The Bank is not in violation of its Articles of Incorporation, Bylaws, or other charter documents, or in material violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any Governmental Entity, including all regulatory capital requirements, truth-in-lending, usury, fair credit reporting, equal credit opportunity, community reinvestment, redlining, loan insurance and guarantee programs, consumer protection, securities, safety, health, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations, or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any Governmental Entity. The Bank has not received any notice or communication from any Governmental Entity asserting that it is in violation of any of the foregoing. The Bank is not subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding, or written commitment (other than those of general applicability issued by Governmental Entities) and has not received any written communication requesting that it enter into any of the foregoing.

3.12	Employee Benefit Plans

(a) Set forth on Schedule 3.12 is a list of all Bank Employee Plans. Seller has delivered to Buyer accurate and complete copies of each of such Bank Employee Plans (including amendments, agreements, and summary plan descriptions relating thereto) together with, in the case of tax-qualified plans, (i) the most recent financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto. All Bank Employee Plans are maintained by Seller, and no Bank Employee Plan will be transferred to Buyer pursuant to the transactions contemplated by this Agreement.

(b) The Bank has not maintained a defined benefit plan, as defined in ERISA §3(35). Seller has furnished Buyer with applicable letters from the IRS and the PBGC.

(c) The Bank does not participate in and has not incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in Section 3(37) of ERISA).

(d) Seller has received a determination letter from the IRS with respect to each Bank Employee Plan that is intended to qualify under Section 401 of the Code to the effect that such Bank Employee Plan and associated trust include all applicable provisions required by the Code and that the trust associated with such Bank Employee Plan is exempt from tax under Section 501 of the Code. Nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. The Bank does not have any liability under any such Bank Employee Plan that is not reflected in the Bank Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

(e) No transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Bank Employee Plan that would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on the Bank.

(f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date of this Agreement, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date of this Agreement and prior to the Closing, under the terms of each Bank Employee Plan or ERISA.

(g) The Bank Employee Plans have been operated in material compliance with the applicable provisions of ERISA, the Code, all regulations, rulings, and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. All contributions required to be made to Bank Employee Plans as of the date of this Agreement have been made, and all contributions required to be made to Bank Employee Plans as of the Closing will have been made as of such time.

(h) There are no pending or, to Seller’s knowledge, threatened claims (other than routine claims for benefits) by, on behalf of, or against any Bank Employee Plans or any trust related thereto or any fiduciary thereof. No administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the PBGC, the IRS or other federal or state governmental agencies are pending, in progress, or, to Seller’s knowledge, threatened.

(i) No Bank Employee Plan provides retiree welfare benefits, and the Bank is not obligated to provide any retiree welfare benefits except as required under Section 4980B of the Code.

(j) No Bank Employee Plan exists that could result in the payment to any present or former employee of the Bank of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Bank as a result of the transactions contemplated by this Agreement.

(k) No ERISA Affiliate has directly or indirectly acted in any manner or incurred any obligation or liability, and will not directly or indirectly act in any manner in the future to incur any obligation or liability in the future with respect to any benefit plan which has or could give rise to any liens on any of Bank’s assets, or which could result in any liability or obligation to Bank, whether arising out of establishing, operating, administering, or terminating such benefit plans or the transactions contemplated by this Agreement. For purposes of this Agreement, “ERISA Affiliate” means each other person or entity required to be aggregated with Bank under Code Section 414(b), (c), (m), or (o).

3.13	Certain Contracts

(a) Except as set forth on Schedule 3.13(a), the Bank is not a party to, bound or affected by, or receives or is obligated to pay benefits under (i) any agreement, arrangement, or commitment, including any agreement, indenture, or other instrument, relating to the borrowing of money by the Bank (other than deposits, FHLB advances, federal funds purchased, and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by the Bank of any obligation other than in the ordinary course of its banking business; (ii) any agreement, arrangement, or commitment relating to the engagement of a consultant or the employment, election, or retention in office of any present or former director, officer, or employee of the Bank; (iii) any agreement, arrangement, or understanding (other than as set forth in this Agreement) pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer, or employee of the Bank upon execution of this Agreement or upon or following completion of the transactions contemplated by this Agreement; (iv) any agreement, arrangement, or understanding pursuant to which the Bank is obligated to indemnify any director, officer, employee, or agent of the Bank, other than as set forth in the Bank Employee Plans and in the Articles of Incorporation and Bylaws of the Bank; (v) any agreement, arrangement, or understanding to which the Bank is a party or by which it is bound that limits its freedom to compete in any line of business or with any person; (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree with or by any Regulatory Authority (other than those of general applicability); (vii) any bonus, pension, profit sharing, retirement, stock option, stock purchase, hospitalization, insurance, or other similar plan providing for benefits for any current or former employees, officers, or directors of the Bank; (viii) any lease, installment purchase agreement, or other contract with respect to any property (whether real or personal or mixed) used or proposed to be used in the Bank’s operations that requires aggregate expenditures in excess of $10,000 in any consecutive twelve (12) month period; (ix) any contract or agreement for the purchase or disposition of material, supplies, equipment, or services that has a remaining term in excess of one year or that requires aggregate expenditures in excess of $10,000 in any consecutive twelve (12) month period of the contract; or (x) any contract or agreement that by its terms requires the consent of any party thereto to the consummation of the transactions contemplated by this Agreement.

(b) The Bank is not in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations are bound or affected, whether entered into in the ordinary course of business or otherwise, and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or non-compliance.

3.14	Brokers and Finders

        Except for payments due to Donnelly Penman & Partners by Seller for services rendered in connection with the transactions contemplated by this Agreement, neither Seller nor any of its Subsidiaries nor any of their respective directors, officers, or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated by this Agreement.

3.15	Insurance

        Set forth on Schedule 3.15 is an accurate and complete list (including the name of the insurer and the amounts, types, and dates of coverage) of each insurance policy that covers the Bank and/or any of its business, properties, assets, directors, or employees (including self-insurance). All of such policies are in full force and effect, all premiums due to date on such policies have been paid, and the Bank is otherwise in compliance in all material respects with the terms and provisions of such policies. The Bank has maintained all insurance required by applicable laws and regulations.

3.16	Properties

(a) The Bank does not own any real property, except for any other real estate owned that is reflected in the most recent balance sheet contained in the Bank Financial Statements (excluding any such other real estate owned that has been divested, and including any other real estate owned that has been acquired, in each case in the ordinary course of the Bank’s business since the date of such balance sheet). All personal property owned or used by the Bank in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on such business in the ordinary course, consistent with past practices. The Bank has good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities (other than equities of redemption under applicable foreclosure laws), to all of its personal property and assets, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) for assets that are leased, (iv) such imperfections of title that, individually and on an aggregate basis, are not likely to have a Material Adverse Effect on the Bank, and (v) as reflected in the Bank Financial Statements. All real and personal property that is material to the Bank’s business and leased or licensed by the Bank is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms. All rents and other amounts due under such leases and licenses have been paid; the Bank is not in material default in any of its covenants or obligations under any such lease or license; all such leases and licenses are unmodified and in full force and effect; and none of such leases or licenses will terminate or lapse prior to the Closing. All improved real property leased by the Bank is in material compliance with all applicable zoning laws.

(b) To Seller’s knowledge, none of the properties occupied by the Bank has been or is in violation of or liable under any Environmental Law. There are no past or present actions, activities, circumstances, conditions, events, or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Bank or against any person or entity whose liability for any Environmental Claim the Bank has or may have retained or assumed either contractually or by operation of law.

(c) Schedule 3.16(c) sets forth a list of all leases of real estate to which the Bank is a party as lessee or tenant.

3.17	Labor and Employment

        All employees of the Bank are employees at will, may be terminated at any time for any lawful reason or for no reason, and have no entitlement to employment by virtue of any oral or written contract, employer policy, or otherwise, except for any employees, individually or in the aggregate, the termination of whom without cause would not impose any material liability on the Bank or require any material payments by the Bank. No work stoppage involving the Bank is pending or, to Seller’s knowledge, threatened. The Bank is not involved in or, to Seller’s knowledge, threatened with or affected by, any labor dispute, arbitration, lawsuit, or administrative proceeding involving its employees. No employees of the Bank are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to Seller’s knowledge, there have been no efforts to unionize or organize any employees of the Bank.

3.18	Allowance for Loan Losses; Loan Guarantees

        To Seller’s knowledge, the allowances for loan losses reflected on the Bank’s statements of financial condition included in the Bank Financial Statements have been calculated, in all material respects, as of their respective dates, in a manner consistent with the requirements of the Call Report Instructions to provide for reasonably anticipated losses on outstanding loans, net of recoveries. The other real estate owned reflected in the Bank Financial Statements (if any) is carried in a manner consistent with the requirements of the Call Report Instructions. To Seller’s knowledge, all material guarantees of indebtedness owed to the Bank, including, but not limited to, those of the Federal Housing Administration, the Small Business Administration, the Farmers Home Administration, or other federal agencies, are valid and enforceable in accordance with their respective terms.

3.19	Material Interests of Certain Persons

        No officer or director of Seller or any of its Subsidiaries or any “associate” (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended) or related interest of any such person has any material interest in any material contract or property (real or personal, tangible or intangible) used in, or pertaining to, the Bank’s business.

3.20	No Undisclosed Liabilities

        The Bank does not have any liabilities, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due, including any liability for taxes (and, to Seller’s knowledge, there is no past or present fact, situation, circumstance, condition, or other basis for any present or future action, suit, proceeding, hearing, charge, complaint, claim, or demand against the Bank giving rise to any such liability) except and to the extent (i) reflected, disclosed, or provided for in the Bank Financial Statements, and (ii) of liabilities incurred in the ordinary course of business since the date of the latest Bank Financial Statement.

3.21	Loan Portfolio

        To Seller’s knowledge, all loans and discounts shown on the Bank Financial Statements or that were entered into after the date of the most recent balance sheet included in the Bank Financial Statements were and shall be made for good, valuable, and adequate consideration in the ordinary course of the Bank’s business, in accordance with sound banking practices, and are not subject to any known defenses, set-offs, or counterclaims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, solvency, or similar laws or by general principles of equity. To Seller’s knowledge, the notes or other evidence of indebtedness evidencing such loans and all forms of pledges, mortgages, and other collateral documents and security agreements are valid, true, and genuine and perfected and what they purport to be, except for failures to adequately perfect a security interest in any collateral that are not likely, in the aggregate, to have a Material Adverse Effect on the Bank. The Bank has complied and shall, prior to the Closing, comply with all material laws and regulations relating to such loans.

3.22	Investment Portfolio

        All investment securities held by the Bank, as reflected in the balance sheets of the Bank included in the Bank Financial Statements, are carried in accordance with the requirements of the Call Report Instructions. The Bank has good and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any lien, claim, or other encumbrance, except as set forth in the Bank Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Bank.

3.23	Interest Rate Risk Management Instruments

        Schedule 3.23 sets forth a list of all interest rate swaps, caps, floors, option agreements, or other interest rate risk management arrangements or agreements to which the Bank is a party or has any obligations or rights. All such arrangements and agreements were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations, and policies and with counter parties believed to be financially responsible at the time and are legal, valid, and binding obligations of the Bank in force in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors rights generally from time to time and effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. The Bank has duly performed all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to Seller’s knowledge, there are no breaches, violations, or defaults or allegations or assertions of such by any party thereunder.

3.24	Community Reinvestment Act Compliance

        The Bank has not received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and the Bank has received a CRA rating of satisfactory or better in its last examination. Seller knows of no fact or circumstance or set of facts or circumstances that would cause the Bank to fail to comply with such provisions or to cause the CRA rating of the Bank to fall below satisfactory.

3.25	Intellectual Property

        Schedule 3.25 sets forth a list of all Intellectual Property which is either owned by the Bank or that the Bank has the right to use. The Bank owns or has the right to use pursuant to license, sublicense, agreement, or other permission, all Intellectual Property necessary for the operation of its business as presently conducted. Each such license, sublicense, or other agreement is legal, valid, binding, enforceable, and in full force and effect. To Seller’s knowledge, no party to any such license, sublicense, or other agreement is in violation or default thereof. To Seller’s knowledge, the Bank has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any third party, and the Bank has not received any notice, charge, complaint, or claim alleging any such interference, infringement, misappropriation, or conflict. To Seller’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Bank

3.26	Contracts and Commitments

        Schedule 3.26 contains a list of the following contracts and agreements, whether written or oral, to which the Bank is a party:

(a) All leases (other than real estate), whether operating, capital or otherwise, under which the Bank is lessor or lessee;

(b) All software contracts, ATM contracts, armored car contracts, and all loan documentation fo software;

(c) Any material contracts pertaining to the business of the Bank.

3.27	Retiree Benefits

        The Bank has no obligation to provide health benefits, or life insurance benefits to or with respect to retirees, former employees, individuals on disability or any of their relatives.

3.28	Employment, Severance and Change in Control Agreements

        There are no employment or severance agreement to which the Bank is a party or any other agreement pursuant to which the Bank will be obligated to make any payment as a result of the change of control of the Bank.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby makes the representations and warranties set forth in this Article IV to Seller.

4.1	Organization, Standing, and Authority of Buyer

        Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer. Buyer is duly registered as a bank holding company and in good standing with the FRS.

4.2	Authorized and Effective Agreement

(a) Buyer has all requisite power and authority to enter into this Agreement and (subject to receipt of all Requisite Regulatory Approvals) to perform all of its obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been deemed advisable by the Board of Directors of Buyer and duly authorized and approved by all necessary corporate action in respect thereof on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution, and delivery by Seller, constitutes a legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Neither the execution and delivery of this Agreement nor completion of the transactions contemplated by this Agreement, nor compliance by Buyer with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Buyer or the equivalent documents of any of Buyer’s Subsidiaries, (ii) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any property or asset of Buyer or any of its Subsidiaries pursuant to any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all Requisite Regulatory Approvals, violates any order, writ, injunction, decree, statute, rule, or regulation applicable to Buyer, or (iv) results in termination or any impairment of any permit, license, franchise, contractual right, or other authorization maintained or required to be maintained by Buyer or any of its Subsidiaries.

(c) Except for the Requisite Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Buyer in connection with (x) the execution and delivery by Buyer of this Agreement, or (y) the completion of the transactions contemplated by this Agreement.

(d) As of the date of this Agreement, Buyer is not aware of any reason relating to Buyer (including CRA compliance) why all Requisite Regulatory Approvals shall not be procured.

(e) No vote of the shareholders of Buyer is required by law, Buyer’s Articles of Incorporation, Buyer’s Bylaws, or otherwise to approve this Agreement or any of the transactions contemplated by this Agreement.

4.3	Compliance with Laws

(a) Buyer has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect. To Buyer’s knowledge, no suspension or cancellation of any of the same is threatened.

(b) Buyer has duly filed with the FRS and any other applicable Regulatory Authority the reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Buyer by the FRS, Buyer was not required to correct or change any action, procedure, or proceeding which has not been corrected or changed as required.

4.4	Material Adverse Change

        Since December 31, 2003, except as disclosed in documents filed by Buyer with the SEC on or prior to the date of this Agreement, no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

4.5	Legal Proceedings

        There are no actions, suits, claims, governmental investigations, or proceedings instituted, pending, or, to Buyer’s knowledge, threatened against Buyer or any of its Subsidiaries or against any asset, interest, or right of Buyer or any of its Subsidiaries, or against any officer, director, or employee of any of them that are reasonably likely to have a Material Adverse Effect on Buyer. Neither Buyer nor any of its Subsidiaries is a party to any order, judgment, or decree that is reasonably likely to have a Material Adverse Effect on Buyer.

4.6	Brokers and Finders

        Neither Buyer nor any of its Subsidiaries nor any of their respective directors, officers, or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

5.1	Reasonable Best Efforts

        Subject to the terms and conditions of this Agreement, each of the Parties (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the sale of Stock as promptly as reasonably practicable, and (ii) shall cooperate fully with each other to that end.

5.2	Regulatory Matters

(a) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file, within thirty (30) days after the date of this Agreement or as soon thereafter as is reasonably practicable, all necessary documentation to obtain all Requisite Regulatory Approvals and all permits, consents, approvals, and authorizations of any other third parties that either Party believes are reasonably necessary to consummate the transactions contemplated by this Agreement. Each application, filing, and other written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement shall be reasonably acceptable to both Buyer and Seller prior to the submission of such materials to the third party or Governmental Entity. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. Notwithstanding the foregoing, Buyer shall be primarily responsible for and shall bear all expenses in connection with preparing and filing all applications for the Requisite Regulatory Approvals.

(b) Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, and officers, and such other matters as may be reasonably necessary in connection with any statement, filing, notice, or application made by or on behalf of Buyer, Seller, or the Bank to any Governmental Entity in connection with the transactions contemplated hereby.

(c) Buyer and Seller shall promptly furnish each other with copies of written communications received by Buyer or Seller, as the case may be, or any of their respective Subsidiaries from, or delivered by, any of the foregoing to any Governmental Entity in respect of the transactions contemplated hereby.

5.3	Investigation and Confidentiality

(a) Seller shall permit Buyer and its representatives reasonable access to the properties and personnel of the Bank and shall disclose and make available to Buyer and its representatives, upon Buyer’s reasonable request, all books, papers, and records relating to the assets, Stock ownership, properties, operations, obligations, and liabilities of the Bank, including all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any Governmental Entity, accountants’ work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which Buyer may have a reasonable interest, provided that such access and any such reasonable request shall be reasonably related to the transactions contemplated by this Agreement and, in the reasonable opinion of Seller, will not unduly interfere with normal operations or constitute a waiver of the attorney-client privilege. Seller shall cause the Bank to make its directors, officers, employees, and authorized representatives (including counsel and independent public accountants) available to confer with Buyer and its representatives, provided that such access shall be reasonably related to the transactions contemplated by this Agreement and, in the reasonable opinion of Seller, will not unduly interfere with normal operations or constitute a waiver of the attorney-client privilege.

(b) All information furnished in connection with the transactions contemplated by this Agreement or pursuant to this Agreement shall be treated as the sole property of the Party furnishing the information until the Closing. If the Closing does not occur, the Party receiving the information shall (i) either destroy or return to the Party that furnished such information any and all documents or other materials containing, reflecting, or referring to such information, (ii) use its best efforts to keep confidential all such information, and (iii) not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five (5) years from the date this Agreement is terminated but shall not apply to (i) any information which (x) the Party receiving the information can establish was already in its possession prior to the disclosure thereof by the Party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the Party that is the subject of any such legal requirement or order shall use its best efforts to give the furnishing Party at least ten (10) business days prior notice thereof.

5.4	Press Releases

        Each of the Parties agrees that it will not issue any press release or make any public disclosure related to this Agreement or the sale of the Stock without obtaining the prior written consent of the other Party, provided, however, that nothing contained herein shall prohibit any party, following notification to the other Party, from making any disclosure that is required by law or regulation. The only person authorized to give the consent required by this Section 5.4 on behalf of Seller is Douglas L. Kapnick. The only person authorized to give the consent required by this Section 5.4 on behalf of Buyer is Michael Ross.

5.5	Business of the Parties

(a) During the period from the date of this Agreement and continuing until the Closing, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller shall cause the Bank to carry on its business in the ordinary course consistent with past practice. During such period, Seller will use reasonable efforts to (x) preserve the business organization of the Bank intact, (y) keep available to the Bank the present services of the employees of the Bank, and (z) preserve for itself and Buyer the goodwill of the customers of the Bank and others with whom the Bank has business relationships. Without limiting the generality of the foregoing, except (i) with the prior written consent of Buyer, which consent shall not be unreasonably withheld, (ii) as contemplated in this Agreement, and (iii) as otherwise disclosed in the Disclosure Schedule, between the date of this Agreement and the Closing, Seller shall use all reasonable efforts to prevent the Bank from doing any of the following:

(i) declare, set aside, make, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of the Stock;

(ii) issue any shares of its capital stock; issue, grant, modify, or authorize any Rights; purchase or redeem any shares of the Stock; or effect any recapitalization, reclassification, stock dividend, stock split, or like change in capitalization;

(iii) amend its Articles of Incorporation, Bylaws, or similar organizational documents; or waive or release any material right or cancel or compromise any material debt or claim;

(iv) increase the rate of compensation of any of its directors, officers, or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers, or employees other than in the ordinary course of business and in accordance with past practice; or enter into or amend any employment or consulting agreement or extend the term of or renew any existing employment or consulting agreement;

(v) enter into or, except as may be required by law and for amendments contemplated by this Agreement, modify any Bank Employee Plan or other employee benefit, incentive, or welfare contract, plan, or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers, or employees;

(vi) enter into (w) any transaction, agreement, arrangement, or commitment not made in the ordinary course of business, (x) any agreement, indenture, or other instrument relating to the borrowing of money by the Bank or the guarantee by the Bank of any such obligation, except in the case of deposits, FHLB advances, federal funds purchased, and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement, or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement, or commitment, provided that the Bank may employ an employee in the ordinary course of business if the employment of such employee is terminable at will without liability, other than as required by law; or (z) any contract, agreement, or understanding with a labor union;

(vii) change its method of accounting in effect for the year ended December 31, 2003, except as required by changes in laws or regulations or generally accepted accounting principles or Call Report Instructions, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

(viii) make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate, other than (a) in the ordinary course of business, (b) in connection with the transactions contemplated by this Agreement, (c) pursuant to binding commitments disclosed on the Disclosure Schedule that are existing on the date of this Agreement, and (d) expenditures necessary to maintain existing assets in good repair; or enter into any new lease or lease renewal of real property or any new lease or lease renewal of personal property providing for annual payments exceeding $5,000;

(ix) file any applications or make any contract with respect to branching or site location or relocation;

(x) except for purchases of U.S. Treasury securities or U.S. Government agency securities (which in either case shall have maturities of three (3) years or less) or commercial paper, agreements to repurchase, or federal funds (which in all cases shall have maturities of ninety (90) days or less), purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person, or otherwise acquire direct or indirect control over any person, other than in connection with foreclosures or other repossessions in the ordinary course of business;

(xi) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

(xii) except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, and except to the extent required by law or any Regulatory Authority, change or modify in any material respect any of its lending or investment policies;

(xiii) except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement, or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xiv) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices or to reflect changes in market interest rates;

(xv) take any action that would result in any of the representations and warranties of Seller contained in this Agreement not to be true and correct at the Closing or that would cause any of the conditions precedent to the Closing not to be satisfied;

(xvi) take any action that would materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of any Party to perform its covenants and agreements under this Agreement; or

(xvii) agree to do any of the foregoing.

(b) Except with the prior written consent of Seller, or as required by applicable law or any rule, regulation, order, or directive of any Governmental Entity, or as expressly contemplated hereby, between the date of this Agreement and the Closing, Buyer shall not, and shall cause each of its Subsidiaries not to:

(i) take any action that would result in any of the representations and warranties of Buyer contained in this Agreement not to be true and correct at the Closing or that would cause any of the conditions precedent to the Closing not to be satisfied;

(ii) take any action that would materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of any Party to perform its covenants and agreements under this Agreement; or

(iii) agree to do any of the foregoing.

5.6	Current Information; Supplements to Disclosure Schedule

(a) During the period from the date of this Agreement to the Closing, Seller shall, upon Buyer’s request, cause one or more of its designated representatives to confer on a monthly or more frequent basis with Buyer’s representatives regarding the Bank’s financial condition, operations, business, and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably practicable, Seller will deliver to Buyer each Call Report and similar report filed by the Bank with the FRS, FDIC, or the Commissioner concurrently with the filing of such report.

(b) Each Party agrees to give prompt written notice to the other Party upon becoming aware of any change or any condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, that may reasonably be expected to (i) result in a Material Adverse Effect on such Party or on the Bank, (ii) cause or constitute a material breach of any of such Party’s representations, warranties, or covenants contained in this Agreement, or (iii) materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of such Party to perform its covenants and agreements under this Agreement. Any Party giving such notice shall use its reasonable efforts to prevent or promptly to cure such change, condition, event, circumstance, fact, or occurrence, to the extent the same is within the Party’s reasonable control.

(c) From time to time prior to the Closing, Seller shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the date of this Agreement which, if existing, occurring, or known as of the date of this Agreement, would have caused any representation or warranty made by Seller in this Agreement to not be true and accurate or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby. No such supplement or amendment to such materials shall be deemed to have modified the representations, warranties, and covenants of Seller for the purpose of determining whether the conditions precedent of this Agreement have been satisfied.

5.7	Continuing Indemnification of Bank’s Officers and Directors

(a) Buyer agrees, for a period of two (2) consecutive years beginning at the Closing, to indemnify and hold harmless the past and present directors and officers of the Bank (the “Indemnified Parties”) for all acts or omissions occurring at or prior to the Closing to the same extent such persons are indemnified and held harmless under the Articles of Incorporation and Bylaws of the Bank in the form in effect at the date of this Agreement. Without limiting the foregoing, all limitations of liability existing in favor of the Indemnified Parties in the Articles of Incorporation and Bylaws of the Bank as of the date of this Agreement, to the extent permissible under applicable law as of the date of this Agreement, arising out of matters existing or occurring at or prior to the Closing, shall survive the Closing and shall continue in full force and effect.

(b) Seller and Buyer shall cooperate to obtain “tail coverage” covering the acts and omissions of the officers and directors of the Bank occurring prior to the Closing under the existing directors’ and officers’ liability insurance policy maintained by the Bank at the Closing, or through a rider to be added to Buyer’s existing directors’ and officers’ liability insurance policy, at Buyer’s expense, provided that any coverage obtained through Buyer’s policy shall provide no less than the same coverages, amounts, and other terms as the Bank’s existing coverage.

(c) The provisions of (a) and (b) above shall have no effect on any act or omission that constitutes a breach of a warranty, representation, or covenant contained in this Agreement or any document related to this Agreement.

5.8	Transaction Expenses

        Each of the Parties shall pay their own expenses associated with the transactions contemplated by this Agreement. Seller shall pay all fees, expenses, and other amounts owing to Donnelly Penman & Partners for services rendered in connection with the transactions contemplated by this Agreement.

5.9	Employees and Employee Benefit Plans

(a) Employees of the Bank will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the medical plan of the Bank covering such employee immediately prior to the Closing or any waiting period relating to coverage under Buyer’s medical plan, provided that, to the extent that the initial period of coverage for employees of the Bank, under any plan of Buyer that is an “Employee Welfare Benefit Plan” as defined in Section 3(1) of ERISA, is not a full twelve (12) month period of coverage, employees of the Bank shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such employees under the corresponding Bank Employee Plan during the balance of such twelve (12) month period of coverage. Seller shall use its best efforts to persuade any insurance plan to provide for such credit. Seller shall remain responsible for all COBRA obligations for employees of the Bank (and their dependents) who have a qualifying event (as defined under COBRA) before the Closing Date. With respect to all plans of Buyer intended to qualify under Section 401 of the Code, the prior service of employees of the Bank with the Bank, Seller, or any Subsidiary of Seller shall be taken into account for purposes of eligibility and vesting. With respect to employee benefits such as vacation, sick pay, personal days, and the like, the prior service of employees with the Bank, Seller, or any Subsidiary of Seller shall be applied for purposes of eligibility, vesting, and the level of benefit to which the employee is entitled.

(b) Buyer shall establish or designate a defined contribution retirement plan, qualified under Section 401 of the Code, that is substantially comparable as to employer matching contributions to the portion of Seller’s defined contribution retirement plan covering the Bank’s employees. Upon evidence satisfactory to Seller relative to the establishment and qualification of Buyer’s defined contribution retirement plan, Seller shall cause the trustee of its defined contribution retirement plan to transfer the account balances of the Bank’s employees to Buyer’s defined contribution retirement plan; provided that participant loans shall be transferred in kind. Buyer’s plan shall recognize the prior service of employees of the Bank for purposes of eligibility and vesting under Buyer’s plan.

5.10	Integration of Data Processing

        At the request of Buyer, during the period from the date of this Agreement to the Closing, Seller shall, and shall cause the Bank and their respective directors, officers, and employees to, and shall make all reasonable efforts to cause their respective data processing service providers to, cooperate and assist Buyer in connection with preparation for an electronic and systematic conversion of all applicable data regarding the Bank to Buyer’s system of electronic data processing; provided, however, that no such conversion shall occur until the Closing. In furtherance of the foregoing, Seller shall make reasonable arrangements during normal business hours to permit representatives of Buyer to train the Bank employees in Buyer’s system of electronic data processing.

5.11	Loan Participation

        After the Closing, the Bank shall have the option to reacquire all loan participation interests that have been originated by and transferred from the Bank to the Bank of Lenawee.

ARTICLE VI
CONDITIONS PRECEDENT

6.1	Conditions Precedent — Buyer and Seller

        The respective obligations of Buyer and Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions, unless waived by both Buyer and Seller pursuant to Section 7.3:

(a) All corporate action necessary to authorize the execution and delivery of this Agreement and completion of the transactions described in this Agreement have been duly and validly taken by Buyer and Seller.

(b) All Requisite Regulatory Approvals shall have been received, all notices to any Regulatory Authority or other Governmental Entity that are required to be given in connection with the transactions contemplated by this Agreement shall have been given, and all statutory or regulatory waiting periods in respect of any such approvals, consents, or notices shall have expired.

(c) The Parties shall have received all approvals, consents, and waivers of each person (other than the Requisite Regulatory Approvals) whose approval, consent, or waiver is required for the completion of the transactions contemplated by this Agreement; provided, however, that no such approval, consent, or waiver shall be deemed to have been received if it shall include any nonstandard condition or requirement that, either individually or all such conditions and requirements in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Buyer that had, such condition(s) or requirement(s) been known, Buyer, in its reasonable judgment, would not have entered into this Agreement.

(d) Neither of the Parties nor the Bank shall be subject to any statute, rule, regulation, injunction, order, or decree enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits, restricts, or makes illegal the completion of the transactions contemplated by this Agreement.

(e) No proceeding shall be pending or threatened before any Governmental Authority that seeks to prohibit, restrict, or make illegal the completion of the transactions contemplated by this Agreement.

6.2	Conditions Precedent — Seller

        The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived by Seller pursuant to Section 7.3:

(a) The representations and warranties of Buyer set forth in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation or warranty that specifically relates to an earlier date.

(b) Buyer shall have performed, in all material respects, all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing.

(c) Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Buyer shall have furnished Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 (as such conditions relate to Buyer) as Seller may reasonably request.

(e) Buyer shall have provided to Seller any information necessary to make the representations and warranties set forth in Article IV of this Agreement true and correct as of the Closing Date, and such information, in the aggregate, shall not reflect a Material Adverse Effect on Buyer.

(f) Between the date of this Agreement and the Closing Date, there shall not have occurred any change or condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, which may reasonably be expected to have a Material Adverse Effect on Buyer.

(g) Buyer shall have delivered to Seller all of the items listed in Section 2.3(a).

6.3	Conditions Precedent — Buyer

        The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived by Buyer pursuant to Section 7.3:

(a) The representations and warranties of Seller set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation or warranty that specifically relates to an earlier date.

(b) Seller shall have performed, in all material respects, all obligations and complied with all covenants required to be performed and complied with by Seller pursuant to this Agreement on or prior to the Closing.

(c) Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Seller shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 (as such conditions relate to Seller) as Buyer may reasonably request.

(e) Buyer shall have received the opinion of Varnum, Riddering, Schmidt & Howlett LLP counsel to Seller, dated the Closing Date, to the effect that, on the basis of the facts, representations, and assumptions set forth in the opinion, (i) Seller is a corporation in good standing under the laws of the State of Michigan, (ii) the Bank is a Michigan banking corporation in good standing under the laws of the State of Michigan, and (iii) this Agreement has been duly executed by Seller and constitutes a binding obligation of Seller, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), and by an implied covenant of good faith and fair dealing.

(f) Seller shall have provided to Buyer any information necessary to make the representations and warranties set forth in Article III of this Agreement true and correct as of the Closing Date, and such information, in the aggregate, shall not reflect a Material Adverse Effect on the Bank.

(g) Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, which may reasonably be expected to have a Material Adverse Effect on the Bank.

(h) Seller shall have delivered to Buyer all of the items set forth in Section 2.3(b).

(i) Buyer shall have received resignations from all directors of the Bank.

(j) There shall be no material information set forth on any Schedules to this Agreement of which the Buyer was unaware or was not made available to Buyer in its due diligence investigation of the Bank.

ARTICLE VII
TERMINATION, WAIVER, AND AMENDMENT

7.1	Termination

      This Agreement may be terminated:

(a) at any time on or prior to the Closing, by the mutual consent in writing of the Parties;

(b) at any time on or prior to the Closing, by Buyer in writing if Seller has, or by Seller in writing if Buyer has, breached any covenant or undertaking contained herein or any representation or warranty contained herein, unless such breach has been cured within thirty (30) days after written notice by the non-breaching party to the breaching party of such breach;

(c) at any time, by either Buyer or Seller in writing, (i) if any application for a Requisite Regulatory Approval is denied or withdrawn at the request or recommendation of the Governmental Entity that is required to grant such Requisite Regulatory Approval, unless within the twenty-five (25) day period following any such denial or withdrawal, a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no Party shall have the right to terminate this Agreement pursuant to this subsection if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the transactions contemplated by this Agreement; and

(d) by either Buyer or Seller in writing if the Closing has not occurred by the close of business on December 31, 2004, provided that this right to terminate shall not be available to any Party whose failure to perform such Party’s obligations under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such date.

For the purposes of Section 7.1(b), no representation or warranty shall be deemed to be breached as a consequence of the existence of any fact, circumstance, or event if such fact, circumstance, or event would not have a Material Adverse Effect on the Party alleged to be in breach.

7.2	Effect of Termination

(a) If this Agreement is terminated pursuant to Section 7.1, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel, provided that, notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall be released from any liabilities or damages arising out of its breach of any provision of this Agreement.

(b) In the event that this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 5.3(b) and the provisions of this Section shall survive any such termination, and (ii) a termination pursuant to Section 7.1(b), (c), or (d) shall not relieve the breaching Party from any liability or damages arising out of its breach of any provision of this Agreement giving rise to such termination.

7.3	Waiver

        Each Party, by written instrument signed by an executive officer of such Party, may at any time extend the time for the performance of any of the obligations or other acts of the other Party and may waive (i) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other Party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein, or (iv) the performance by the other Party of any of its obligations set forth herein.

7.4	Amendment or Supplement

        This Agreement may be amended or supplemented at any time by mutual agreement of the Parties, provided that any such amendment or supplement must be in writing and authorized by or under the direction of the Board of Directors of each of the Parties.

ARTICLE VIII
MISCELLANEOUS

8.1	Non Survivability of Representations and Warranties

        The representations and warranties of the Parties contained in Article III and Article IV shall not survive the Closing.

8.2	Entire Agreement

        This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties and their respective successors, any rights, remedies, obligations, or liabilities.

8.3	No Assignment

        Neither of the Parties may assign any of its rights or obligations under this Agreement to any other person.

8.4	Notices

        All notices or other communications that are required or permitted pursuant to this Agreement shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

If to Buyer:	Dearborn Bancorp, Inc.
1360 Porter Street
Dearborn, Michigan 48124
Attn: President and CEO
Tel: 313-565-5700
Fax: 313-561-2291

With a required copy to:	Dickinson Wright, PLLC
500 Woodward, Suite 4000
Detroit, Michigan 48226
Attn: Verne C. Hampton II
Tel: 313-223-3546
Fax: 313-223-3595

If to Seller:	Pavilion Bancorp, Inc.
135 East Maumee Street
Adrian, Michigan 49221
Attn: President & CEO
Tel: 517-265-5144
Fax: 517-265-3926

With a required copy to:	Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge Street, NW
PO Box 352
Grand Rapids, MI 49504
Attn: Donald L. Johnson
Tel: 616-336-6828
Fax: 616-336-7000

8.5	Interpretation

        The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.6	Counterparts

        This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7	Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to agreements made and entirely to be performed within such jurisdiction.

8.8	Severability

        Any term, provision, covenant, or restriction contained in this Agreement held to be invalid, void, or unenforceable shall be ineffective to the extent of such invalidity, voidness, or unenforceability, but neither the remaining terms, provisions, covenants, nor restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant, or restriction contained in this Agreement that is found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

        IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be executed by their duly authorized officers as of July 16, 2004.

Pavilion Bancorp, Inc. /s/ Douglas L. Kapnick By: Douglas L. Kapnick Its: Chairman and President

Dearborn Bancorp, Inc. /s/ Jeffrey L. Karafa By: Jeffrey L. Karafa Its: Vice President and Treasurer

AMENDMENT TO STOCK PURCHASE AGREEMENT

        This AMENDMENT TO STOCK PURCHASE AGREEMENT is entered into by and between PAVILION BANCORP, INC., a Michigan corporation and a registered bank holding company (“Seller”), and DEARBORN BANCORP, INC., a Michigan corporation and a registered bank holding company (“Buyer”).

        WHEREAS, as of July 16, 2004 Seller entered into a Stock Purchase Agreement (“Purchase Agreement”) wherein it agreed to sell to Buyer all of the issued and outstanding capital stock of the Bank of Washtenaw; and

        WHEREAS, Seller and Buyer desire to amend the Purchase Agreement to provide for an opportunity to make an election under Internal Revenue Code Section 338(h)(10).

        NOW, THEREFORE, the parties hereby agree that the Purchase Agreement be amended as follows:

First: A new section 2.5 shall be added to the Purchase Agreement to read as follows:

2.5	Allocation of Purchase Price

If the Seller and Buyer choose to file an election under Internal Revenue Code Section 338(h)(10) (the “Election”), the aggregate amount of the Purchase Price shall, for tax purposes only, be allocated among the assets of the Bank substantially in accordance with the amounts set forth on Schedule 2.5. The Buyer and the Seller agree that they will not take any position which is inconsistent with the allocations set forth on Section 2.5 in preparing income, capital, franchise or other tax returns.

Second: A new section 5.11 shall be added to the Purchase Agreement reading as follows:

5.11	Internal Revenue Code Election

Prior to the Closing a Tax Basis Study will be prepared at Buyer’s expense by Crowe Chizek and Company LLC and submitted to Seller for review by Seller and, at Buyer’s expense, by Seller’s accountants to illustrate the tax impact on the Seller of making the Election. If Buyer determines that making the Election is in its best interest, Seller agrees to make the Election and Buyer will pay to Seller at the Closing as additional purchase price (“Additional Purchase Price”) an amount equal to any additional taxes estimated by Seller and Buyer that Seller will pay as a result of making the Election plus an additional amount added to the Purchase Price (“Gross-up Amount”) such that the purchase price received by Seller after deducting the Additional Purchase Price and after deducting taxes on the Additional Purchase Price and taxes on the Gross-up Amount is equal to $15,000,000. Buyer will also reimburse Seller at the Closing for a reasonable amount of additional legal and accounting fees incurred by Seller in connection with the Election and this amendment to the Purchase Agreement. The Tax Basis Study approved by Seller and Buyer will be utilized in the preparation of Schedule 2.5.

Third: A new subparagraph shall be added to section 6.3 reading as follows:

(k)	If the Election is made, Seller and Buyer shall have executed the appropriate Internal Revenue Services forms.

        Capitalized terms not otherwise defined herein have the meaning ascribed thereto in the Purchase Agreement. Except as provided herein, the Purchase Agreement shall continue in full force and effect.

        This Amendment to the Stock Purchase Agreement has been authorized by the Board of Directors of each of the Parties.

        WITNESS WHEREOF, the Parties have caused this Amendment to Stock Purchase Agreement to be entered into by their duly authorized officers as of September 21, 2004.

PAVILION BANCORP, INC. By: /s/ Douglas L. Kapnick Its: Chairman and President DEARBORN BANCORP, INC. By: /s/ Jeffrey L. Karafa Its: Vice President and Treasurer